Exhibit 10.1

L3 TECHNOLOGIES, INC.
AMENDED AND RESTATED
2008 LONG TERM PERFORMANCE PLAN
RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between L3 Technologies, Inc., a Delaware corporation (the “Corporation”), and the Participant (as defined below).

1.            Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

(a)          “Award Letter” shall mean the letter to the Participant attached hereto as Exhibit A.

(b)          “CIC Plan” shall mean the Corporation’s Amended and Restated Change in Control Severance Plan.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d)          “Fair Market Value” shall have the meaning assigned to such term under the Plan.

(e)          “Good Reason” shall have the meaning assigned to such term under the CIC Plan.

(f)          “Grant Date” shall mean the “Grant Date” listed in the Award Letter.

(g)          “Letter Agreement” shall mean the letter agreement, dated as of November 5, 2018, between the Participant and the Company.

(h)          “Participant” shall mean the “Participant” listed in the Award Letter.

(i)          “Restricted Shares” shall mean that number of Restricted Shares listed in the Award Letter as “Awards Granted.”

(j)          “Section 409A Change in Control Event” shall mean a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(k)          “Shares” shall mean a number of shares of the Corporation’s Common Stock, par value $0.01 per share, equal to the number of Restricted Shares.

2.            Grant of Restricted Shares.  The Corporation hereby grants the Restricted Shares to the Participant, each of which remains subject to vesting and transfer restrictions until the expiration or termination of the Restricted Period (as defined below), subject to the terms, conditions and restrictions set forth in the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Plan”) and this Agreement.

3.            Legend for Restrictions.  The Restricted Shares shall be registered on the Corporation’s books and records in the Participant’s name as of the Grant Date.  The Corporation may issue stock certificates or evidence the Participant’s interest by using a book entry account in accordance with Section 27.  Physical possession or custody of any stock certificates that are issued may be retained by the Corporation until such time as the Restricted Shares are vested in accordance with this Agreement.  The Corporation reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

4.            Restricted Period.  Except as otherwise provided in Sections 6 and 7 hereof, the “Restricted Period” shall mean the period beginning on the Grant Date and expiring on the third anniversary of the Grant Date.  Upon the expiration or termination of the Restricted Period, the restrictions applicable to the Shares shall be released in accordance with Section 13.

5.            Nonalienation of Benefits.  No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under this Agreement.  The provisions of this Agreement shall inure to the benefit of the Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

6.            Termination of Employment Following Change in Control During Restricted Period.  Upon the occurrence of the Participant’s termination of employment without Cause or termination for Good Reason occurring within two years following a “change in control” that constitutes a Section 409A Change in Control Event, the Restricted Period shall automatically terminate and the restrictions applicable to the Shares shall be released in accordance with Section 13.  In the event of the Participant’s termination of employment without Cause or termination for Good Reason occurring within two years following a “change in control” that does not constitute a Section 409 Change in Control Event, the Restricted Period shall not be immediately affected, but shall subsequently terminate (and the restrictions applicable to the Shares shall thereafter be released in accordance with Section 13) upon the earliest to occur of: (a) a Section 409A Change in Control Event, (b) the Participant’s death, (c) the Participant’s “disability” (as defined in Section 7(c) hereof) or (d) the third anniversary of the Grant Date.  For purposes of this Section 6, following the occurrence of the “Merger” (as defined in the Letter Agreement), the terms “Cause” and “Good Reason” shall be modified as reflected under the Letter Agreement, and the vesting provisions described in this Section 6 shall apply to a termination without Cause or a termination for Good Reason occurring at any time during the “Protection Period” (as defined in the Letter Agreement). For purposes of this Agreement, a “change in control” means:

(a)          The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the Corporation’s then outstanding voting securities, other than by any employee benefit plan maintained by the Corporation;

(b)          The sale of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole;

(c)          The consummation of a merger, combination, consolidation, recapitalization or other reorganization of the Corporation with one or more other entities that are not subsidiaries if, as a result of the consummation of the merger, combination, consolidation, recapitalization or other reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to the event; or

(d)          The election, including the filling of vacancies, during any period of 24 months or less, of 50% or more of the members of the Board of Directors, without the approval of Continuing Directors, as constituted at the beginning of such period.  "Continuing Directors" shall mean any director of the Corporation who either (i) is a member of the Board of Directors on the Grant Date, or (ii) is nominated for election to the Board of Directors by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

7.            Termination of Employment or Disability During Restricted Period.

(a)          In the event that the Participant’s employment with the Corporation and its subsidiaries is terminated (other than by reason of death, “retirement” or “disability,” as defined below) prior to the expiration or termination of the Restricted Period and other than as described in Section 6, the Participant shall forfeit the Restricted Shares and all of the Participant’s rights hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan).  The Participant’s rights to the Restricted Shares shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Corporation or any of its subsidiaries.

(b)          In the event the Participant terminates employment with the Corporation and its subsidiaries because of “retirement” prior to the expiration or termination of the Restricted Period (as defined in Section 4), the Restricted Period shall not be affected and shall expire with the passage of time in accordance with Section 4, except that (i) in the event that the Participant dies following retirement but prior to the expiration of the Restricted Period or (ii) in the event that such retirement occurs within two years following a Section 409A Change in Control Event, the Restricted Period shall automatically terminate and the Shares shall thereafter be released from restrictions in accordance with Section 13.  For purposes of this Agreement, retirement means the Participant (A) terminates employment with the Corporation and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination) more than one year after the Grant Date, (B) is available for consultation with the Corporation or its subsidiaries at the reasonable request of the Corporation or its subsidiaries and (C)  terminates employment either (i) on or after attaining age 60 and completing at least five years of service in the aggregate with the Corporation and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length), or (ii) on or after attaining age 65.  For purposes of this Agreement (except as otherwise provided under Section 6), “Cause” means the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Corporation or its subsidiaries which transaction is adverse to the interests of the Corporation and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).  For purposes of the “Cause” definition, an act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Corporation.

(c)          Upon Participant’s death or “disability” (as defined below), the Restricted Period shall automatically terminate and the Shares shall thereafter be released from restrictions in accordance with Section 13.  For purposes of this Agreement, disability means the Participant, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

(d)          Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement (or whether, and the date upon which, the Participant has suffered a disability under Section 7(c)) shall be determined by the Committee or (with respect to any employee other than an “Executive Officer” as defined under the Plan) its designee (who, at the date of this Agreement, shall be the Corporation’s Vice President of Human Resources), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment.

8.            Dividends.  If the Corporation pays a cash dividend on its common stock, the dividends that would otherwise be payable in respect of the Restricted Shares shall be held back and credited to a Dividend Account (as defined below) as of the record date for the dividend.  The Corporation shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Corporation to evidence the aggregate cash dividends accrued by the Participant from time to time under this Section.  No interest shall accrue on any amounts reflected in the Dividend Account.  The Participant’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Corporation.  Subject to, and as promptly as practicable following, the release of restrictions applicable to the Shares pursuant to Section 13 hereunder, the Corporation shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Participant (or his or her beneficiaries, heirs, executors, administrators or successors in interest) equal to the aggregate cash dividends accrued in the Participant’s Dividend Account and the Participant’s Dividend Account shall be eliminated at that time.  In the event that the Participant forfeits his or her rights to the Restricted Shares, the Participant also shall be deemed to have forfeited his or her rights to any cash dividends accrued in the Participant’s Dividend Account and the Participant’s Dividend Account shall be eliminated at that time.

9.            No Right to Continued Employment.   Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right to continue employment by the Corporation or any of its subsidiaries, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the Participant’s employment at any time for any reason whatsoever, whether or not with cause.

10.          Rights as a Stockholder.  The Participant shall have the rights of a stockholder of the Corporation with respect to the Restricted Shares from and after the Grant Date, subject to restrictions set forth herein during the Restricted Period with respect to transfer and forfeiture restrictions and the restrictions applicable to dividends pursuant to Section 8.

11.          Adjustments Upon Change in Capitalization.  In the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar capital adjustment, as a result of which shares of any class shall be issued in respect of outstanding shares of the Corporation’s Common Stock or shares of Corporation’s Common Stock shall be changed into a different number of shares or into another class or classes or into other property or cash, the Restricted Shares shall be adjusted to reflect such event so as to preserve (without enlarging) the value of the award hereunder, with the manner of such adjustment to be determined by the Committee in its sole discretion.  This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Corporation’s Common Stock (whether in the form of cash or other property).

12.          General Restrictions.  Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to release the transfer restrictions applicable to the Shares as contemplated by this Agreement unless and until such release shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Corporation's shares are listed for trading.

13.          Release of Restrictions.  Upon the expiration or termination of the Restricted Period and payment by the Participant of any applicable taxes pursuant to Section 14 of this Agreement, the Corporation shall, as soon as reasonably practicable (and in any event within 75 days of the termination or expiration of the Restricted Period), but subject to any delay necessary to comply with Section 12 hereof, release the Shares from all transfer and forfeiture restrictions.  The Corporation shall not be required to release any fractional Shares, but shall pay, in lieu thereof, the Fair Market Value  of such fractional Shares as of the date the remaining Shares are deemed released from restriction.  The Corporation shall pay any costs incurred in connection with releasing the Shares.  Notwithstanding the provisions of this Section, in the event of the death of the Participant prior to the release of the restrictions applicable to the Shares under this Section 13, the release of restrictions and any payment in lieu of fractional Shares shall be made to the Participant’s beneficiaries, heirs, executors, administrators or successors in interest as the case may be.  Upon release of restrictions in accordance with this Section 13, any legend previously affixed to the Shares reflecting the restrictions applicable under this Agreement shall be removed.

14.          Section 83(b) Election; Tax Withholding.  The Participant hereby commits to file a timely election under Section 83(b) of the Code with respect to the grant of Restricted Shares under this Agreement.  Accordingly, the Corporation will satisfy the applicable Federal, state, local or foreign withholding tax requirements, if any (“Withholding Taxes”) resulting from such Code Section 83(b) election with respect to the Restricted Shares by reduction in the number of Shares otherwise issuable to the Participant pursuant to this Agreement.  The value of any Shares delivered or withheld as payment in respect of withholding tax requirements shall be determined by reference to the Fair Market Value of such Shares as of the date of such deemed withholding or delivery.  In the event that Withholding Taxes are satisfied by withholding a portion of the Shares otherwise issuable or deliverable to the Participant pursuant to this Agreement, the Corporation shall withhold Shares based on the Participant’s actual estimated marginal applicable tax rate as determined by the Corporation (but in no event at a rate in excess of the maximum statutory withholding rate(s) in such Participant’s relevant tax jurisdictions).

15.          Subsidiary.  As used herein, the term “subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

16.          Plan Governs.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference.  The Plan shall govern in the event of any conflict between this Agreement and the Plan.

17.          Modification of Agreement.  This Agreement may be not be modified, amended, suspended or terminated, and any terms or conditions may not be waived, without the approval of the Committee.  The Committee reserves the right to amend or modify this Agreement at any time without prior notice to any Participant or other interested party; provided, that except as expressly provided hereunder, any such amendment or modification may not adversely affect in any material respect the Participant’s rights or benefits hereunder except for such amendments or modifications as are required by law.

18.          Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

19.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.  If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

20.          Successors in Interest.          This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Participant or the Participant’s legal representatives.  All obligations imposed upon the Participant and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

21.          Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Corporation and all other interested persons.  No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Restricted Shares.  In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

22.          Resolution of Disputes.          Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Participant and Corporation for all purposes.

23.           Data Privacy Consent.  As a condition of the grant of the Restricted Shares, the Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Corporation and its subsidiaries hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Corporation or its subsidiaries, and details of all Restricted Shares or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Corporation and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation and any of its subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired under the Plan. The Participant may, at any time, view such Data or require any necessary amendments to it.

24.          Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  By accepting this Agreement and the grant of the Restricted Shares contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time; (b) the grant of Restricted Shares is a one-time benefit that does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares; (c) all determinations with respect to future grants of Restricted Shares, if any, including the grant date, the number of Shares granted and the restricted period, will be at the sole discretion of the Corporation; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Restricted Shares is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Restricted Shares are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant waives any claim on such basis; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Restricted Share proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

25.          Award Administrator.  The Corporation may from time to time to designate a third party (an “Award Administrator”) to assist the Corporation in the implementation, administration and management of the Plan and any Restricted Shares granted thereunder, including by sending Award Letters on behalf of the Corporation to Participants, and by facilitating through electronic means acceptance of Restricted Stock Agreements by Participants.

26.          Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder.  Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.

27.          Book Entry Delivery of Shares.  Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Corporation may elect to issue or deliver such Shares in book entry form in lieu of certificates.

28.          Acceptance.  This Agreement shall not be enforceable until it has been executed by the Participant.  In the event the Corporation has designated an Award Administrator, the acceptance (including through electronic means) of the Restricted Shares contemplated by this Agreement in accordance with the procedures established from time to time by the Award Administrator shall be deemed to constitute the Participant’s acknowledgment and agreement to the terms and conditions of this Agreement and shall have the same legal effect in all respects of the Participant having executed this Agreement by hand.

By:	L3 TECHNOLOGIES, INC.

Ann D. Davidson
Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed as of the date first written above:

Participant ES

Participant Signature

Exhibit A

L3 Technologies, Inc.
Restricted Stock Award Notification Letter

Participant:  Christopher E. Kubasik

Grant Date:  December 14, 2018

Awards Granted:  52,277 Restricted Shares